MIDAS FUND, INC.
11 Hanover Square
New York, NY 10005

April 19, 2011

VIA EDGAR CORRESPONDENCE

Ms. Laura Hatch
Division of Investment Management
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Request for Acceleration Midas Fund, Inc. Post-Effective Amendment No. 44 1933 Act File No. 2-98229 1940 Act File No. 811-04316

Dear Ms. Hatch:

As discussed on April 15, 2011, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of Post Effective Amendment No. 44 to its registration statement on Form N-1A be accelerated to April 29, 2011.  The undersigned is aware of its obligations under the 1933 Act.

Sincerely,

MIDAS FUND, INC.

/s/ John F. Ramirez
By: John F. Ramirez
Title: Chief Compliance Officer

MIDAS SECURITIES GROUP, INC.
11 Hanover Square
New York, NY 10005

April 19, 2011

VIA EDGAR CORRESPONDENCE

Ms. Laura Hatch
Division of Investment Management
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Request for Acceleration Midas Fund, Inc. Post-Effective Amendment No. 44 1933 Act File No. 2-98229 1940 Act File No. 811-04316

Dear Ms. Hatch:

As principal underwriter for Midas Fund, Inc. (the “Fund”), the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), that effectiveness under the 1933 Act of Post-Effective Amendment No. 44 to the Fund’s registration statement on Form N-1A be accelerated to April 29, 2011.  The undersigned is aware of its obligations under the 1933 Act.

Sincerely,

MIDAS SECURITIES GROUP, INC.

/s/ John F. Ramirez
By: John F. Ramirez
Title: Chief Compliance Officer